Exhibit 5.1

June 5, 2015

The Carlyle Group L.P.

1001 Pennsylvania Avenue, NW

Washington, DC 20004-2505

Ladies and Gentlemen:

We have acted as counsel to The Carlyle Group L.P., a Delaware limited partnership (the “Partnership”), in connection with the Registration Statement on Form S-3 (File No. 333-204617) (the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the issuance by the Partnership thereunder of 7,000,000 common units representing limited partner interests in the Partnership (the “Common Units”) pursuant to the Underwriting Agreement, dated June 1, 2015 (the “Underwriting Agreement”), among Carlyle Group Management L.L.C., a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), the Partnership, Carlyle Holdings I L.P., a Delaware limited partnership, Carlyle Holdings II L.P., a Québec société en commandite, Carlyle Holdings III L.P., a Québec société en commandite, and the several underwriters named therein.

We have examined the Registration Statement as it became effective under the Act; the Partnership’s prospectus, dated June 1, 2015 (the “Base Prospectus”), as supplemented by the prospectus supplement dated June 1, 2015 (together with the Base Prospectus, the “Prospectus”), filed by the Partnership pursuant to Rule 424(b) of the rules and regulations of the Commission under the Act; and the Amended and Restated Agreement of Limited Partnership of the Partnership, dated May 8, 2012 (the “Partnership Agreement”), among the General Partner and the limited partners party thereto (collectively, the “Limited Partners”), which has been filed with the Commission as part of the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other

The Carlyle Group L.P.	2	June 5, 2015

instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Partnership and the General Partner.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Limited Partners will not participate in the control of the business of the Partnership.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Common Units have been validly issued and holders of the Common Units will have no obligation to make payments or contributions to the Partnership or its creditors solely by reason of their ownership of the Common Units.

We do not express any opinion herein concerning any law other than the Delaware Revised Uniform Limited Partnership Act.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated the date hereof, to the incorporation by reference of this opinion letter in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP